                            ASSET PURCHASE AGREEMENT

                                  By and Among

                   Integrated Cash Management Services, Inc.,

                    Ben Massuda, Heda Massuda, Eric Campbell

                                       and

                       Bottomline Technologies (de), Inc.

                                TABLE OF CONTENTS

Section                                                                     Page

1.   Sale and Delivery of the Assets...........................................1
     -------------------------------
   1.1   Delivery of the Assets................................................1
         ----------------------
   1.2   Further Assurances....................................................3
         ------------------
   1.3   Purchase Price........................................................3
         --------------
   1.4   Assumption of Liabilities; Etc........................................3
         ------------------------------
   1.5   The Closing...........................................................4
         -----------

2.   Representations of the Seller.............................................6
     -----------------------------
   2.1   Organization..........................................................6
         ------------
   2.2   Authorization.........................................................6
         -------------
   2.3   Ownership of the Assets...............................................7
         -----------------------
   2.4   Financial Statements..................................................7
         --------------------
   2.5   Absence of Undisclosed Liabilities....................................8
         ----------------------------------
   2.6   Litigation............................................................8
         ----------
   2.7   Insurance.............................................................8
         ---------
   2.8   Leases................................................................9
         ------
   2.9   Change in Financial Condition and Assets..............................9
         ----------------------------------------
   2.10     Tax Matters........................................................9
            -----------
   2.11     Accounts Receivable...............................................10
            -------------------
   2.12     Books and Records.................................................10
            -----------------
   2.13     Contracts and Commitments.........................................11
            -------------------------
   2.14     Compliance........................................................12

   2.15     Employees.........................................................13
            ---------
   2.16     Intellectual Property.............................................13
            ---------------------
   2.17     Absence of Certain Changes or Events..............................16
            ------------------------------------
   2.18     Customers.........................................................17
            ---------
   2.19     Permits...........................................................17

   2.20     Bank Accounts.....................................................17
            -------------
   2.21     Prepayments and Deposits..........................................17
            ------------------------
   2.22     Employee Benefits Plans...........................................17
            -----------------------
   2.23     Owned Real Property...............................................18
            -------------------
   2.25     Regulatory Approvals..............................................18
            --------------------
   2.26     Indebtedness to and from Officers, Directors and Shareholders.....18
            -------------------------------------------------------------
   2.27     Powers of Attorney and Suretyships................................19
            ----------------------------------
   2.28     Disclosure........................................................19
            ----------

3.   Representations of the Buyer.............................................19
     ----------------------------
   3.1   Organization and Authority...........................................19
         --------------------------
   3.2   Authorization........................................................19
         -------------

                            ASSET PURCHASE AGREEMENT
                            ------------------------


         Agreement made as of the 25th day of October, 1999 among Bottomline Technologies (de), Inc., a Delaware corporation with its principal office at 155 Fleet Street, Portsmouth, New Hampshire 03801 (the "Buyer"), Integrated Cash Management Services, Inc., a New York corporation with its principal office at 60 Cutter Mill Road, Suite 601, Great Neck, New York 11021 (the "Seller"), Ben Massuda and Heda Massuda of 68 Bayview Avenue, Great Neck, New York 11021 (the "Massudas") and Eric Campbell of 1242 Plandome Road, Manhasset, New York 11030 (together with the Massudas, the "Original Shareholders").

                              Preliminary Statement
                              ---------------------

         The Buyer desires to purchase, and the Seller and the shareholders and directors of Seller desire for the Seller to sell, substantially all of the assets and business of the Seller, for the consideration set forth below and the assumption of certain of the Seller's liabilities set forth below, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

         1.       Sale and Delivery of the Assets
                  -------------------------------

                  1.1      Delivery of the Assets.
                           ----------------------

                           (a)      Subject to and upon the terms and conditions
of this Agreement, the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, the following properties, assets, claims, rights and interests:

                                    (i)    all inventories, software development
work in process, finished goods, office supplies, maintenance supplies, packaging materials, spare parts and similar items of the Seller (collectively, the "Inventory") which exist on the Delivery Date (as hereinafter defined);

                                    (ii)   all cash, accounts, accounts
receivable, notes and notes receivable existing on the Delivery Date which are payable to the Seller, including any security held by the Seller for the payment thereof to the Seller (the accounts, accounts receivable, notes and notes receivable, including any related security therein, to be transferred to the Buyer pursuant hereto are collectively referred to herein as the "Accounts");

                                    (iii)  all prepaid expenses, deposits,
interests in bank accounts and other similar assets of the Seller existing on the Delivery Date, including the cash represented by such assets in excess of the amount of cash on deposit to cover checks written against any such accounts;

                                    (iv)   all rights of the Seller under the
contracts, agreements, leases, licenses and other instruments set forth on
Schedule 2.13 attached hereto (collectively, the "Contract Rights");
-------------

                                    (v)    all books, records and accounts,
correspondence, production records, technical, accounting, manufacturing and procedural manuals, customer lists, employment records, studies, reports or summaries relating to any environmental conditions or consequences of any operation, present or former, as well as all studies, reports or summaries relating to any environmental aspect or the general condition of the Assets, and any confidential information which has been reduced to writing relating to or arising out of the business of the Seller;

                                    (vi)   all rights of the Seller under
express or implied warranties from the suppliers of the Seller;

                                    (vii)  all of the Seller's right, title and
interest in and to the Seller Intellectual Property (as defined in Section 2.16) and all other intangible property rights, including but not limited to the trade names "Integrated Cash Management Services, Inc.", "ICM Electronic Banking Services, Inc.", "ICM" or any derivation thereof, owned or, where not owned, used by the Seller in its business and all licenses and other agreements to which the Seller is a party (as licensor or licensee) or by which the Seller is bound relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas (collectively, the "Intangible Property"); and

                                    (viii) except as specifically provided in
Subsection 1.1(b) hereof, all other assets, properties, claims, rights and interests of the Seller which exist on the Delivery Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed; provided, that the Buyer may in its sole discretion elect not to assume any material contract that has not been set forth on Schedule 2.13 (the "Post-Closing Assigned Contracts").

                           (b)      Notwithstanding the provisions of paragraph
(a) above, the assets to be transferred to the Buyer under this Agreement shall not include those assets listed on Schedule 1.1 attached hereto (the "Excluded
                                   ------------
Assets"); provided, that after the Delivery Date, the Buyer may, in its sole discretion, designate any or all Excluded Assets as a Post-Closing Assigned Contract;

                           (c)      The Inventory, Accounts, Contract Rights,
Intangible Property, Post-Closing Assigned Contracts and other properties, assets and business of the Seller described in paragraph (a) above, other than the Excluded Assets, shall be referred to collectively as the "Assets."

                  1.2      Further Assurances. At any time and from time to time
                           ------------------
after the Closing, at the Buyer's request and without further consideration, the Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement. Seller shall use its reasonable efforts before and after the Closing to obtain any such consents in order to assure Buyer the full benefit of all of the Assets. Until all such consents are so obtained, Seller agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer for no additional consideration the benefits of ownership of all the Assets, including but not limited to enforcing for the benefit of Buyer and pursuant to Buyer's instructions any and all rights of ownership with respect to the Assets. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment to each of the Assets. Notwithstanding anything contained herein to the contrary, from and after the Closing Date, Eric Campbell, President of Seller, will for all purposes of this
Section 1.2 constitute, and have all the rights and obligations of, the Seller in the event that Seller shall commence actions to terminate its existence, whether through merger, sale, action to liquidate or any similar transaction.

                  1.3      Purchase Price. The cash purchase price for the
                           --------------
assets shall be Eight Million Five Hundred Thousand Dollars $8,500,000 (the "Purchase Price"). The Purchase Price shall be payable in the manner described in Section 1.5.

                  1.4      Assumption of Liabilities; Etc.
                           ------------------------------

                           (a)      At the Closing, the Buyer shall execute and
deliver an Instrument of Assumption of Liabilities (the "Instrument of Assumption") substantially in the form attached hereto as Exhibit B, pursuant to
                                                          ---------
which it shall assume and agree to perform, pay and discharge the following liabilities, obligations and commitments of the Seller and the Post-Closing Assigned Liabilities, if any (the "Assumed Liabilities"):

                                    (i)    All accounts payable of the Seller
and all obligations of the Seller to pay expenses incurred in the ordinary course of business which have not yet been paid as of the Closing Date and listed on Schedule 1.4(a)(i) (the "Accounts
          --------

Payable List"), such schedule as previously delivered to the Buyer on October 22, 1999; and

                                    (ii)   All obligations of the Seller
continuing after the Closing under the Contracts (as defined in Section 2.13), other than those listed on Schedule 1.1, and the Post-Closing Assigned Contracts
---------------------------------------
which are required to be performed or become due and payable after the Delivery Date; and

                           (b)      The Buyer shall not at the Closing assume or
agree to perform, pay or discharge any obligation, liability or commitment, fixed or contingent, of the Seller other than the Assumed Liabilities, and the Seller shall remain unconditionally liable therefor.

                           (c)      If the Buyer designates any or all of the
Excluded Assets as a Post-Closing Assigned Contract, then the Buyer shall also assume the liabilities of such Excluded Asset (the "Post-Closing Assumed Liabilities").

                  1.5      The Closing.
                           -----------

                           (a)      The closing of the actions contemplated by
this Agreement (the "Closing") shall take place at the offices of Cahill Gordon & Reindel (the "Closing Agent") at Eighty Pine Street, New York, New York at 10:00 a.m. E.D.T., on October 25, 1999 or at such other place, time or date as may be mutually agreed upon in writing by the parties hereto. The transfer of the Assets by the Seller to the Buyer and the assumption of the Assumed Liabilities by the Buyer shall be deemed to occur at 10:00 a.m., E.D.T., on the Delivery Date.

                           (b)      Contemporaneously with the Closing, the
Seller and the Massudas have agreed that the Seller shall purchase all of the Massudas= interest (the "Massudas' Interest") in the Seller and settle certain pending litigation involving the pursuant to the terms of a written settlement agreement by and among the Seller and the Massudas (the "Settlement Agreement"), and in connection therewith, the Seller has directed that $7,000,000 of the Purchase Price be paid to the Massudas (the "Massuda Payment"). Of the remainder of the Purchase Price, $1,000,000 shall be paid to the Seller (the "Seller Payment@) and $500,000 shall be delivered to the Escrow Agent and held in escrow (the "Escrow Payment"). It is a condition precedent to the Closing that each of
(i) the proceeding captioned Application of Ben Massuda and Heda Massuda for the Dissolution of Integrated Cash Management Services, Inc., No. 99-103565 (Sup. Ct. N.Y. Co.) and all appeals of certain orders taken therein, (ii) the lawsuit captioned Integrated Cash Management Services, Inc. v. Ben Massuda and Heda Massuda No. 99-007588 (Sup. Ct. Nassau Co.) and (iii) the lawsuit captioned Ben Massuda and Heda Massuda v. Eric Campbell No. 99-004466 (Sup. Ct. Nassau Co.) (collectively, the "Seller

Lawsuits"), shall be dismissed with prejudice and that all shareholders of the Seller and the Seller shall have executed and exchanged appropriate general releases in the form attached to the Settlement Agreement.

                  (c) At the Closing, (i) this Agreement and all other documents required hereby to be executed and delivered by the parties hereto at the Closing, including the Bill of Sale, Escrow Agreement, Instrument of Assumption of Liabilities, Opinion of Cahill Gordon & Reindel, Opinion of Hale and Dorr LLP and all other documents, certificates, books and records, required to be delivered or transferred at the Closing under the terms of this Agreement or any agreement executed in connection with this Agreement (collectively, the "Closing Documents"), including the Settlement Agreement and the exhibits thereto shall be executed, where applicable, and delivered to the Closing Agent and (ii) the Buyer shall deliver the Purchase Price to the Closing Agent in the form of bankers or certified checks made payable as follows: $7,000,000 to the Massudas; $1,000,000 to the Seller or as otherwise directed by the Seller no later than two business days prior to the Closing; and $500,000 to the Escrow Agent. The Closing Documents and the Purchase Price shall be held in escrow in the closing room by the Closing Agent until such time as the Closing Agent has been notified by the Buyer that it is satisfied that each of the Seller Lawsuits has been dismissed with prejudice (the "Dismissal Notice"). The Buyer agrees that upon confirmation from Seller's counsel that the Seller has filed with the appropriate court the stipulations attached as exhibits to the Settlement Agreement executed by the parties to the proceedings, Buyer shall for all purposes of this Agreement be satisfied that each of the Seller Lawsuits has been dismissed with prejudice and shall immediately so notify the Closing Agent. Immediately after receiving the Dismissal Notice (the "Delivery Date"), the Closing Agent shall deliver:

                                    (i)    the Closing Documents and copies
thereof to the appropriate parties;

                                    (ii)   the Massuda Payment by delivery of a
bankers or certified check for $7,000,000 to the Massudas or their representatives;

                                    (iii)  $1,000,000 of the Seller Payment by
delivery of bankers or certified check to the Seller or its representatives; and

                                    (iv)   the Escrow Payment by delivery of
bankers or certified check to an account designated by State Street Bank and Trust Company (the "Escrow Agent") to be held in an interest bearing account pursuant to the terms of the Escrow Agreement attached hereto as Exhibit A,
                                                                 ---------
(the "Escrow Agreement") to satisfy Buyer claims, if any, for indemnification pursuant to and in accordance with Section 7 hereof.

         2.       Representations of the Seller
                  -----------------------------

         The Seller represents and warrants to the Buyer as follows:

                  2.1      Organization. The Seller is a corporation duly
                           ------------
organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby. The Seller is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Certified copies of the Certificate of Incorporation and Bylaws of the Seller, each as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the delivery thereof. The Seller does not own any capital stock of or other equity interest in any corporation, partnership or other entity.

                  2.2      Authorization. The execution and delivery of this
                           -------------
Agreement by the Seller, and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereby, have been duly authorized by all requisite corporate and shareholder action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both,
(a) violate the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Seller; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Seller pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Seller is a party or by which the Seller or any of its properties is or may be bound; except in the case of clauses (a), (c) and (d) for breaches, violations, defaults, liens, charges or encumbrances as do not and would not have a material adverse effect on the condition or operation of the business, properties, assets or condition (financial or otherwise), taken as a whole (a "Material Adverse

Effect"), on the Seller. Schedule 2.2 attached hereto sets forth a true, correct
                         ------------
and complete list of all consents and approvals of third parties that are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

                  2.3      Ownership of the Assets. Schedule 2.3(i) attached
                           -----------------------  ---------------
hereto sets forth a true, correct and complete list of all claims, liabilities, liens, pledges, charges, encumbrances and equities of any kind affecting the Assets (collectively, the "Encumbrances"). The Seller is, and at the Closing will be, the true and lawful owner of the Assets, and will have the right to sell and transfer to the Buyer good, clear, record and marketable title to the Assets, free and clear of all Encumbrances of any kind, except as set forth on
Schedule 2.3(ii) attached hereto (the "Permitted Encumbrances"). Seller shall
----------------
deliver to the Buyer the instruments of transfer of ownership contemplated by this Agreement and shall thereby deliver to the Buyer good and marketable title to the Assets , free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever, except for the Permitted Encumbrances.

                  2.4      Financial Statements.
                           --------------------

                           (a)      The Seller has previously delivered to the
Buyer its audited balance sheets as of December 31, 1997 and December 31, 1998 (the "Audited Balance Sheets") and the related statements of operations, of changes in shareholders' equity, and of cash flows for the fiscal years then ended (collectively, including the Audited Balance Sheets, the "Audited Financial Statements"). The Seller has also previously delivered to the Buyer its unaudited balance sheet (the "Current Balance Sheet") as of September 30, 1999 (the "Balance Sheet Date") and its unaudited balance sheet as of October 25, 1999 (the "Closing Balance Sheet") (collectively, the "Current Financial Statements"). Except as set forth on Schedule 2.4, the Audited Financial
                                     ------------
Statements and the Current Financial Statements (collectively, the "Financial Statements") have been prepared in accordance with generally accepted accounting principles applied consistently with past practice and are certified, other than with respect to the comment regarding the viability of the Seller as a going-concern, without qualification by the Seller's independent public accountants, in the case of the Audited Financial Statements, and have been certified by the Seller's president, in the case of the Current Financial Statements and the Accounts Payable List, and in the case of the Closing Balance Sheet, certified by the Seller's controller.

                           (b)      The Financial Statements fairly present, as
of their respective dates or for their respective periods, the financial condition, retained earnings, assets and liabilities of the Seller and the results of operations of the Seller's business for the periods indicated; with respect to contracts and commitments for the sale of goods or the provision of services by the Seller, the Financial Statements contain and reflect adequate reserves, which are consistent with previous reserves taken, for all reasonably anticipated material losses and costs and expenses; and the amounts shown as accrued for current and deferred income and other taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state and local income taxes, interest, penalties, assessments or deficiencies applicable to the Seller, whether disputed or not, for the applicable period then ended and periods prior thereto.

                           (c)      As of the date hereof, the total assets less
the total liabilities of the Seller with respect to the Assets and the Assumed Liabilities (the "Current Net Worth") is equal to or greater than $540,000.

                  2.5      Absence of Undisclosed Liabilities. Except as and to
                           ----------------------------------
the extent (a) reflected and reserved against in the Closing Balance Sheet, (b) set forth on Schedule 2.5 attached hereto or (c) incurred in the ordinary course
             ------------
of business after the date of the Current Balance Sheet and not material in amount, either individually or in the aggregate, the Seller does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Assets.

                  2.6      Litigation. Other than certain of the Seller
                           ----------
Lawsuits, the Seller is not a party to, or to the Seller's best knowledge threatened with, and none of the Assets are subject to, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority relating to or affecting the Assets or the business or condition (financial or otherwise) of the Seller. The Seller is not in violation of or in default with respect to any judgment, order, writ, injunction, decree or other ruling applicable to or binding upon the Seller of any court, administrative agency or governmental authority or, except as would not have a Material Adverse Effect, any rule or regulation of any administrative agency or governmental authority.

                  2.7      Insurance. Schedule 2.7 attached hereto sets forth a
                           ---------  ------------
true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Assets or business of the Seller and of all life insurance policies maintained for any of its employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since January 1, 1997. True, correct and complete copies of all of the Insurance Policies have been previously delivered by the Seller to the Buyer. The Insurance Policies are in full force and effect and are in amounts and of a nature which are adequate and customary for the Seller's business. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the

Insurance Policies. Except as set forth on Schedule 2.7 attached hereto, the
                                           ------------
Seller has not received any notice or other communication from any issuer of the Insurance Policies since January 1, 1997 canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the best knowledge of the Seller, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened.

                  2.8      Leases. Schedule 2.8 attached hereto sets forth a
                           ------  ------------
true, correct and complete list as of the date hereof of all leases of real property, identifying separately each ground lease, to which the Seller is a party (the "Leases"). True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Seller to the Buyer. The Leases are in full force and effect, are binding and enforceable against the Seller and, to the best knowledge of Seller, each other party thereto in accordance with their respective terms and, except as set forth on Schedule 2.8, have not been
                                             ------------
modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which remains uncured. Except as set forth on Schedule 2.8
                                                                  ------------
attached hereto, there has not occurred any event which would constitute a breach of or default in the performance of any material covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default. No material construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Seller.

                  2.9 Change in Financial Condition and Assets. Except as set
                      ----------------------------------------
forth on Schedule 2.9 attached hereto, since the Balance Sheet Date, there has
         ------------
been no change which materially and adversely affects the business, properties, assets, condition (financial or otherwise) or prospects of the Seller. The Seller has no knowledge of any existing or threatened occurrence, event or development which, as far as can be reasonably foreseen, could have a material adverse effect on the Seller or its business, properties, assets, condition (financial or otherwise) or prospects.

                  2.10     Tax Matters.
                           -----------

                  (a) For purposes of this Agreement, the following terms shall have the following meanings:

                           (i)      "Taxes" means all taxes, charges, fees,
levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof;

                           (ii)  "Tax Returns" means all reports, returns,
declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes; and

                           (iii) "Code" means the Internal Revenue Code of 1986,
as amended.

                  (b) The Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for tax periods through the Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Current Balance Sheet. The Company has no actual or potential liability for any Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity.

                  2.11     Accounts. Schedule 2.11 attached hereto sets forth a
                           --------  -------------
true, correct and complete list of all Accounts, including cash in bank accounts. Schedule 2.11, as updated pursuant to Subsection 6.7, shall set forth
          -------------
a true, correct and complete list of the Accounts. All accounts receivable arose out of the sales of inventory or services in the ordinary course of business and are collectible in the face value thereof within 90 days of the date of invoice, using normal collection procedures, net of the reserve for doubtful accounts as set forth thereon.

                  2.12     Books and Records. The general ledgers and books of
                           -----------------
account of the Seller, with respect to the Assets, and all other books and records of the Seller are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

                  2.13     Contracts and Commitments.
                           -------------------------

                           (a)      Schedule 2.13 attached hereto contains a
                                    -------------
true, complete and correct list and description of the following contracts and agreements, whether written or oral, to the extent that the Seller is a party to any such contract or agreement (collectively, the "Contracts"):

                                    (i)    all loan agreements, indentures,
mortgages and guaranties to which the Seller is a party or by which the Seller or any of its property is bound;

                                    (ii)   all pledges, conditional sale or
title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements relating to any of the Assets to which the Seller is a party or by which the Seller or any of its property is bound;

                                    (iii)  all contracts, agreements,
commitments, purchase orders or other understandings or arrangements to which the Seller is a party or by which the Seller or any of its property is bound;

                                    (iv)   all collective bargaining agreements,
employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which the Seller is a party or by which the Seller or any of its property is bound;

                                    (v)    all agency, distributor, sales
representative and similar agreements to which the Seller is a party;

                                    (vi)   all leases, whether operating,
capital or otherwise, under which the Seller is lessor or lessee;

                           (b)      Except as set forth on Schedule 2.13
                                                           -------------
attached hereto:

                                    (i)    each Contract is a valid and binding
agreement of the Seller, enforceable against the Seller in accordance with its terms, and the Seller does not have any knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

                                    (ii)   the Seller has fulfilled all material
obligations required pursuant to the Contracts to have been performed by the Seller on its part prior to the date hereof, and the Seller has no reason to believe that, but for the consummation of the transactions contemplated by this Agreement, it would not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof;

                                    (iii)  the Seller is not in material breach
of or default under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

                                    (iv)   to the best knowledge of the Seller,
there is no existing breach or default by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

                                    (v)    the Seller is not restricted by any
Contract from carrying on its business anywhere in the world; and

                                    (vi)   the Seller has no written or oral
Contracts to sell products or perform services which are expected to be performed at, or to result in, a loss.

                           (c)      Except as set forth on Schedule 2.2 or
                                                           ------------
Schedule 2.13, the continuation, validity and effectiveness of each Contract
-------------
will not be affected by the transfer thereof to Buyer under this Agreement and all such Contracts are assignable to Buyer without a third-party consent.

                           (d)      True, correct and complete copies of all
Contracts have previously been delivered by the Seller to the Buyer.

                  2.14     Compliance. The Seller has, in all material respects,
                           ----------
complied with all laws, regulations and orders applicable to its business as conducted until the Closing and has all material permits and licenses required thereby. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Seller is a party or by which it is bound, or, to the best of the Seller's knowledge, of any provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the Seller, which materially adversely affects or, so far as the Seller may now reasonably foresee, in the future is reasonably likely to result in or have a material adverse effect on the Assets or the ability of the Seller to use the Assets. To the best of the Seller's knowledge, none of the employees of the Seller is in violation of any term of any contract or covenant (either with the Seller or with another entity) relating to employment, patents, assignment of inventions, proprietary information disclosure, non-competition or non-solicitation.

                  2.15     Employees. Schedule 2.15 sets forth a list of (a) the
                           ---------  -------------
names, titles, base salaries and all other compensation of all salaried employees (such term meaning permanent and temporary, full-time and part-time employees) of the Seller and (b) the wage rates for non-salaried employees (by classification). Any persons engaged by the Seller as independent contractors, rather than employees, have been properly classified as such and have been so engaged in accordance with all applicable federal, foreign, state or local laws. No employee of the Seller has notified the Seller or any of its officers or directors that he or she intends to resign or retire from employment with the Seller within six months after the Closing Date. To the best knowledge of Seller, hours worked by and payments made to employees of the Seller has not been in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters. The Seller is not, nor has it been engaged in the last seven years in any dispute or litigation with an employee or former employee regarding matters pertaining to intellectual property or assignment of inventions. The Seller has never been and is not now subject to a union organizing effort. Except as set forth on Schedule
                                                 -------------------------------
2.13, the Seller has no written contract of employment or other employment,
----
severance or similar agreement with any of its employees or any established policy or practice relating thereto, and all of its employees are employees-at-will. The Seller is not a party to any pending or, to the best knowledge of Seller, threatened labor dispute. The Seller has complied in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment and advancement of minorities and women, and there are no arrears in the payment of wages or social security taxes. There are no claims pending or, to the best knowledge of Seller, threatened to be brought in any court or administrative agency by any former or current employee of the Seller for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim pending or, to the best knowledge of Seller, threatened in any court or administrative agency from any current or former employee or any other person arising out of the status of the Seller as an employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise.


                  2.16     Intellectual Property.
                           ---------------------

                           (a)      The Seller owns or has the right to use all
Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Seller to other parties (together, the "Customer Deliverables") or (ii) to operate the Seller's internal systems that are material to the business or operations of the Seller, including, without limitation, computer hardware systems, software applications and embedded systems (the "Internal Systems") (the Intellectual Property owned by or licensed to the Seller and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "Seller Intellectual Property"). Each item of Seller Intellectual Property will be owned or available for use by the Buyer on the Delivery Date on substantially identical terms and conditions as it was immediately prior to the Closing. The Seller has taken all reasonable measures to protect the proprietary nature of each item of Seller Intellectual Property. To the best of the knowledge of the Seller, (a) no other person or entity has any rights to any of the Seller Intellectual Property owned by the Seller (except pursuant to agreements or licenses specified in Schedule 2.16A or the
                                                        --------------
rights of third parties identified in Schedule 2.16B), and (b) no other person or entity is infringing, violating or misappropriating any of the Seller Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (i) inventions, discoveries, patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing, production and other processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names, domain names and applications and registrations therefor, (vii) formulas and (vii) other proprietary rights relating to any of the foregoing. Schedule 2.16B lists each patent, patent
                                  --------------
application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Seller.

                           (b)      None of the Customer Deliverables, or the
marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Schedule 2.16C lists any complaint, claim or notice, or
                         --------------
written threat thereof, received by the Seller alleging any such infringement, violation or misappropriation; and the Seller has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Seller relating to any such complaint, claim, notice or threat. The Seller has provided to the Buyer complete and accurate copies of all written documentation in the Seller's possession relating to claims or disputes known to the Seller concerning any Seller Intellectual Property.

                           (c)      Schedule 2.16D identifies each license or
                                    --------------
other agreement (or type of license or other agreement) pursuant to which the Seller has licensed, distributed or otherwise granted any rights to any third party with respect to, any Seller Intellectual Property.

                           (d)      Schedule 2.16E identifies each item of
                                    --------------
Seller Intellectual Property that is owned by a party other than the Seller, and the license or agreement pursuant to which the Seller uses it.

                           (e)      Schedule 2.16F identifies all software owned
                                    --------------
by the Seller (the "Software"). Except as set forth on Schedule 2.16F(i), the
                                                       -----------------
Seller has not disclosed the source code for any of the Software or other confidential information constituting, embodied in or pertaining to the Software to any person or entity. The Seller has taken reasonable measure to prevent disclosure of its source code.

                           (f)      All of the copyrightable materials
(including Software) incorporated in or bundled with the Customer Deliverables have been created by employees of the Seller within the scope of their employment by the Seller or by independent contractors of the Seller who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Seller. Except as set forth on Schedule 2.16G, no
                                                              --------------
portion of such copyrightable materials was jointly developed with any third party.

                           (g)      To the best knowledge of the Seller, the
Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

                           (h)      All of the Customer Deliverables currently
being marketed, distributed or licensed by the Seller or which were marketed, distributed or licensed by the Seller at any time after January 1, 1996, and all Internal Systems, are Year 2000 Compliant. The Seller is not aware of any failure to be Year 2000 Compliant of any third-party system that is material to the business or operations of the Seller, including without limitation any system belonging to any of the Seller's suppliers, service providers or customers.

                           (i)      For purposes of this Agreement, "Year 2000
Compliant" means that the applicable system or item:

                                    (i)    will accurately receive, record,
store, provide, recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

                                    (ii)   will accurately perform all
date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and

                                    (iii)  will not malfunction, cease to
function or provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000, (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date; in each case without human intervention, other than original data entry.

                  2.17     Absence of Certain Changes or Events. Except as set
                           ------------------------------------
forth on Schedule 2.17 attached hereto, since the Balance Sheet Date, the Seller
         -------------
has not entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, the Seller has not:

                           (a)      Incurred any material obligation or
liability for borrowed money;

                           (b)      Discharged or satisfied any lien or
encumbrance or paid any obligation or liability other than current liabilities reflected in the Current Balance Sheet or liabilities or obligations incurred in the ordinary course of business;

                           (c)      Mortgaged, pledged or subjected to lien,
charge or other encumbrance any of the Assets;

                           (d)      Sold or purchased, assigned or transferred
any of its tangible assets or cancelled any debts or claims, except for inventory sold and raw materials purchased in the ordinary course of business;

                           (e)      Made any amendment to or termination of any
material Contract or done any act or omitted to do any act which would cause the breach of any Contract;

                           (f)      Suffered any losses, whether insured or
uninsured, and whether or not in the control of the Seller, in excess of $10,000 in the aggregate, or waived any rights of any value;

                           (g)   Made any material changes in compensation of
its officers, directors or employees;

                           (h)   Authorized or issued recall notices for any of
its products or initiated any safety investigations;

                           (i)   Received notice of any litigation, warranty
claim or products liability claims ; or

                           (j)   Made any material change in the terms, status
or funding condition of any employee plan or arrangement.

                  2.18     Customers. Schedule 2.18 attached hereto sets forth a
                           ---------  -------------
true, correct and complete list of the names and addresses of all customers of the Seller which accounted for more than 5% of the Seller's total sales in the fiscal year ended December 31, 1998. None of such customers has notified the Seller that it intends to discontinue its relationship with the Seller.

                  2.19 Permits. Schedule 2.19 sets forth a list of all permits,
                       -------  -------------
licenses, registrations, certificates, orders or approvals from any governmental entity ("Permits") issued to or held by the Seller. Such listed Permits are the only Permits that are required for the Seller to conduct its business as presently or proposed to be conducted, except for those the absence of which would not have a Seller material adverse effect on the Assets or the Seller's ability to use the Assets. Each such Permit is in full force and effect and, to the best of the knowledge of the Seller, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be transferable to the Buyer or renewable upon expiration.

                  2.20 Bank Accounts. Schedule 2.20 attached hereto contains a
                       -------------  -------------
true, correct and complete list of all bank accounts and safe deposit boxes in the name of or controlled by the Seller and the names of persons having access thereto.

                  2.21 Prepayments and Deposits. Schedule 2.21 attached hereto
                       ------------------------  -------------
sets forth all prepayments or deposits from customers for products to be shipped, or services to be performed, after the Delivery Date which have been received by the Seller as of the date hereof.


                  2.22      Employee Benefits Plans.
                            -----------------------
                           (a)      Employee Plans.  Schedule 2.22 attached
                                    --------------   -------------
hereto contains a
true, correct and complete list of all pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, other than any "multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA, maintained for the benefit of Seller's employees at any time since January 1, 1995 by the Seller or by any other member of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Internal Revenue Code of 1986, as amended (the "Code")) (the Employee Plans") and, except for the Employee Plans set forth on Schedule 2.22 attached hereto, the Seller has no
                            -------------
obligations, contingent or otherwise, past or present, under applicable law or the terms of any Employee Plan. Neither Seller nor any other member of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group has had any obligation to contribute to a multiemployer plan.

                           (b)      ERISA. Except as set forth on Schedule 2.22,
                                    -----                         -------------
the Seller does not have or otherwise contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, other than a medical benefit plan with respect to which the Company has made all required contributions and has complied with all applicable laws.

                  2.23     Owned Real Property.  The Seller does not own any
                           -------------------
real property.


                  2.24     Regulatory Approvals. All consents, approvals,
                           --------------------
authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Seller and which are necessary for the execution and delivery by the Seller of this Agreement and the documents to be executed and delivered by the Seller in connection herewith are set forth on
Schedule 2.24 attached hereto and have been, or will be prior to the Closing Date, obtained and satisfied.

                  2.25     Indebtedness to and from Officers, Directors and
                           ------------------------------------------------
Shareholders. Except as set forth on Schedule 2.25 attached hereto, the Seller
------------                         -------------
is not indebted, directly or indirectly, to any person who is an officer, director or shareholder of the Seller or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, all of which have been reflected on the Current Financial Statements, and no such officer, director, shareholder or affiliate is indebted to the Seller, except for advances made to employees of the Seller in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

                  2.26     Powers of Attorney and Suretyships. Except as set
                           ----------------------------------
forth on Schedule 2.26 attached hereto, the Seller has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

                  2.27     Disclosure. No representation or warranty by the
                           ----------
Seller in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered pursuant to this Agreement, contains any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Seller has disclosed to the Buyer all material facts pertaining to the transactions contemplated by this Agreement.

         3.       Representations of the Buyer
                  ----------------------------

         The Buyer represents and warrants to the Seller as follows:

                  3.1      Organization and Authority. The Buyer is a
                           --------------------------
corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement, the Escrow Agreement and the Instrument of Assumption of Liabilities and to consummate the transactions contemplated hereby and thereby.

                  3.2      Authorization. The execution and delivery of this
                           -------------
Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance by the Buyer of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both
(a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Certificate of Incorporation or Bylaws of Buyer; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or

(d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Buyer is a party or by which the Buyer or any of its properties is or may be bound; except in the case of clauses (a), (c) and (d) for breaches, violations, defaults, liens, charges or encumbrances as do not and would not have a Material Adverse Effect on the Buyer.

                  3.3      Regulatory Approvals. All consents, approvals,
                           --------------------
authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

                  3.4      Disclosure. No representation or warranty by the
                           ----------
Buyer in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered pursuant hereto, contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         4.       Conditions to Obligations of the Buyer
                  --------------------------------------

                  The obligations of the Buyer under this Agreement are subject to the fulfillment of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

                  4.1      Continued Truth of Representations and Warranties of
                           ----------------------------------------------------
the Seller; Compliance with Covenants and Obligations. The representations and
-----------------------------------------------------
warranties of the Seller shall be true on and as of the Delivery Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Seller shall have performed and complied with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  4.2      Corporate Proceedings. All corporate and other
                           ---------------------
proceedings required to be taken on the part of the Seller to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken.

                  4.3      The Seller Lawsuits; Governmental Approvals. Each of
                           -------------------------------------------
the Seller Lawsuits and all appeals of any orders taken in connection with such proceedings shall have been dismissed with prejudice and all shareholders of the Seller and the Seller shall have executed appropriate general releases in connection therewith. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Seller of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

                  4.4      Consents of Lenders, Lessors and Other Third Parties.
                           ----------------------------------------------------
The Seller shall have received all material consents and approvals of all lenders, lessors and other third parties whose material consent or approval is set forth on Schedule 4.4 attached hereto.
             ------------

                  4.5      Adverse Proceedings. No action or proceeding by or
                           -------------------
before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might impair the right of the Buyer to own or use the Assets after the Closing.

                  4.6      Opinion of Counsel. The Buyer shall have received an
                           ------------------
opinion of Cahill Gordon & Reindel counsel to the Seller, dated as of the Closing Date, in substantially the form attached hereto as Exhibit C, and as to
                                                           ---------
such other matters as may be reasonably requested by the Buyer or its counsel.

                  4.7      Board of Directors and Shareholder Approval. The
                           -------------------------------------------
shareholders of the Seller shall have duly authorized the transactions contemplated by this Agreement.

                  4.8      The Assets. Except for the Permitted Encumbrances, on
                           ----------
the Delivery Date the Seller shall deliver to the Buyer good, clear, record and marketable title to the Assets, free and clear of all liens, liabilities, security interests and encumbrances of any nature whatsoever.

                  4.9      Employee Matters. Prior to the Closing (i) the Seller
                           ----------------
shall have distributed $217,633 in satisfaction of the obligations accrued for on the Current Balance Sheet under the heading "Payable to Employees" and no other obligation shall be outstanding with respect thereto; (ii) each employee of the Seller shall have executed and delivered the Seller's standard form of employment agreement substantially in the form attached hereto as Exhibit E; and
                                                                  ---------
(iii) each employee of the Seller shall have accepted an offer of employment as an employee at will from the Buyer and shall have executed and delivered the Buyer's standard form of employment agreement substantially in the form attached hereto as Exhibit F.
          ---------

                  4.10     AceTec Systems Limited Agreement. The Agreement
                           --------------------------------
between the Seller and AceTec Systems Limited, dated August 3, 1999, shall have been amended in the form previously provided to the Seller.

                  4.11     Closing Deliveries. The Buyer shall have received at
                           ------------------
or prior to the Closing, or in the case of paragraphs (c), (d) and (e) below, shall have delivered such information to the business headquarters of Seller, subject to the dismissal with prejudice of the Seller Lawsuits, each of the following documents:

                           (a)      a bill of sale substantially in the form
attached hereto as Exhibit D;
                   ---------

                           (b)      such instruments of conveyance, assignment
and transfer, in form and substance satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer, good, clear, record and marketable title to the Assets;

                           (c)      all technical data, formulations, product
literature and other documentation relating to the Seller's business, all in form and substance satisfactory to the Buyer;

                           (d) such contracts, files and other data and
documents pertaining to the Assets or the Seller's business as the Buyer may reasonably request;

                           (e)      all general ledgers and books of account of
the Seller, and all federal, state and local income, franchise, property and other tax returns filed by the Seller with respect to the Assets since January 1, 1996;

                           (f)      a certificate of the president of the Seller
certifying that Current Net Worth as of the Closing Date is at least $540,000 and such certificates of the Seller's officers and such other documents evidencing satisfaction of the conditions specified in Section 4 as the Buyer shall reasonably request;

                           (g)      a bring-down certificate of the Secretary of
State of the State of New York as to the legal existence and good standing (including tax) of the Seller in New York, dated as of the Closing Date;

                           (h)      certificates of the Secretary of the Seller
attesting to the incumbency of the Seller's officers, respectively, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 2.1;

                           (i)      cross receipt executed by the Buyer and the
Seller;

                           (j) such other documents, instruments or certificates
as the Buyer may reasonably request.

         5.       Conditions to Obligations of the Seller
                  ---------------------------------------

         The obligations of the Seller under this Agreement are subject to the fulfillment, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the Seller:

                  5.1      Continued Truth of Representations and Warranties of
                           ----------------------------------------------------
the Buyer; Compliance with Covenants and Obligations. The representations and
----------------------------------------------------
warranties of the Buyer in this Agreement shall be true on and as of the Delivery Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Seller. The Buyer shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                  5.2      Corporate Proceedings. All corporate and other
                           ---------------------
proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

                  5.3      Governmental Approvals. All governmental agencies,
                           ----------------------
departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

                  5.4      Adverse Proceedings. No action or proceeding by or
                           -------------------
before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might impair the right of the Seller to transfer the Assets and assign the Assumed Liabilities or which might impair the obligation of the Buyer to purchase the Assets or assume the Assumed Liabilities.

                  5.5      Opinion of Counsel. The Seller shall have received an
                           ------------------
opinion of Hale and Dorr LLP, counsel to the Buyer, dated as of the date of the Closing, in substantially the form attached hereto as Exhibit G, and as to such
                                                      ---------
other matters as may be reasonably requested by the Seller or its counsel.

                  5.6      Closing Deliveries. The Seller shall have received,
                           ------------------
subject to the dismissal of the Seller Lawsuits, at or prior to the Closing each of the following documents:

                           (a)      such certificates of the Buyer's officers
and such other documents evidencing satisfaction of the conditions specified in this Section 5 as the Seller shall reasonably request;

                           (b)      a certificate of the Secretary of State of
the State of Delaware as to the legal existence and good standing of the Buyer in the State of Delaware;

                           (c)      a certificate of the Secretary of the Buyer
attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Subsection 3.1;

                           (d)      Instrument of Assumption of Liabilities
executed by the Buyer and accepted by the Seller;

                           (d)      evidence of delivery of the Purchase Price
to the Closing Agent;

                           (e)      cross receipt executed by the Buyer and the
Seller; and

                           (f)      such other documents, instruments or
certificates as the Seller may reasonably request.

         6.       Post-Closing Covenants of the Seller
                  ------------------------------------

                  The following Covenants of the Seller shall apply after the Closing and through the Delivery Date:

                  6.1      Conduct of Business. The Seller shall carry on its
                           -------------------
business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting or operation, and shall not ship or deliver any quantity of products in excess of normal shipment or delivery levels, except as agreed to in writing by the Buyer. All of the property of the Seller shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

                  6.2      Absence of Material Changes.  Without the prior
                           ---------------------------
written consent of the Buyer, the Seller shall not:

                           (a)      Take any action to amend its Certificate of
Incorporation or Bylaws;

                           (b)       Issue any stock, bonds or other corporate
securities or grant any option or issue any warrant to purchase or subscribe to any of such securities or issue any securities convertible into such securities;

                           (c)      Incur any obligation or liability (absolute
or contingent);

                           (d)      Declare or make any payment or distribution
to its shareholders with respect to their stock or purchase or redeem any shares of its capital stock;

                           (e)      Mortgage, pledge, or subject to any lien,
charge or any other encumbrance any of the Assets;

                           (f)      Sell, assign, or transfer any of the Assets;

                           (g)      Cancel any debts or claims;

                           (h)      Merge or consolidate with or into any
corporation or other entity;

                           (i)      Make, accrue or become liable for any bonus,
profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees;

                           (j)      Make any election or give any consent under
the Code or the tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due;

                           (k)      Waive any rights;

                           (l)      Modify, amend, alter or terminate any of its
executory contracts;

                           (m)      Take or permit any act or omission
constituting a breach or default under any contract, indenture or agreement by which it or its properties are bound;

                           (n)      Fail to (i) preserve the possession and
control of its assets and business, (ii) keep in faithful service its present officers and key employees, (iii) preserve the goodwill of its customers, suppliers, agents, brokers and others having business relations with it, and
(iv) keep and preserve its business existing on the Closing Date;

                           (o)      Fail to operate its business and maintain
its books, accounts and records in the customary manner and in the ordinary or regular course of business and maintain in good repair its business premises, fixtures, machinery, furniture and equipment;

                           (p)      Enter into any leases, contracts, agreements
or understandings;

                           (q)      Engage any new employee;

                           (r)      Alter the terms, status or funding condition
of any Employee Plan; or

                           (s)      Commit or agree to do any of the foregoing
in the future.

                  6.3      Communication with Customers and Suppliers.
                           ------------------------------------------

                           (a)      Unless instructed otherwise by the Buyer in
writing, the Seller will accept customer orders in the ordinary course of business and consistent with past practice as the Buyer's agent for all products offered by the Seller but expected to be shipped by the Buyer after the Delivery Date.

                           (b)      The Seller and the Buyer will cooperate in
communication with suppliers and customers to accomplish the transfer of the Assets to the Buyer as of the Delivery Date, subject to the dismissal of the Seller Lawsuits with prejudice.

                  6.4      Compliance with Laws. The Seller will comply with all
                           --------------------
laws and regulations which are applicable to it, its ownership of the Assets or to the conduct of its business and will perform and comply with all contracts, commitments and obligations by which it is bound.

                  6.5 Continued Truth of Representations and Warranties of the
                      --------------------------------------------------------
Seller. The Seller will not take any actions which would result in any of the
------
representations or warranties set forth in Section 2 hereof being untrue.

                  6.6      Continuing Obligation to Inform. The Seller will
                           -------------------------------
deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the Closing which would render any statement, representation or warranty in this Agreement or any information contained in any
Schedule inaccurate or incomplete in any respect at any time.

                  6.7      Update. The Seller shall have provided the Buyer with
                           ------
a true, correct and complete list and amount, as of the Delivery Date of:

                           (a)      the Accounts, including the cash in bank
accounts and an aging of accounts receivable;

                           (b)      all unfilled customer orders; and

                           (c)      all shipments made during the period from
the date of this Agreement to the Delivery Date,

none of which information shall be materially different from the information supplied by the Seller as of the date hereof on Schedules 2.11 and 2.18 attached
hereto.                                         --------------     -----

         7.       Indemnification
                  ---------------

                  7.1      By the Buyer and the Seller. The Buyer and the Seller
                           ---------------------------
each hereby indemnifies and holds harmless the other party against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the "Losses") reasonably incurred by the Buyer or the Seller in connection with each and all of the following:

                           (a)      Any breach by the indemnifying party of any
representation or warranty in this Agreement;

                           (b) Any breach of any covenant, agreement or
obligation of the indemnifying party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

                           (c)      Any material misrepresentation contained in
any written statement, certificate or schedule furnished by the indemnifying party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

                  7.2      By the Seller. The Seller further agrees to indemnify
                           -------------
and hold harmless the Buyer from any and Losses reasonably incurred by the Buyer, in connection with each and all of the following:

                           (a)      Any claims against, or liabilities or
obligations of, the Seller or against the Assets not specifically assumed by the Buyer pursuant this Agreement;

                           (b)      The failure of the Buyer to obtain the
protections afforded by compliance with the notification and other requirements of the bulk sales laws in force in the jurisdictions in which such laws may be applicable to either the Seller or the transactions contemplated by this Agreement;

                           (c)      Any warranty claim or product liability
claim relating to (i) products manufactured or sold by the Seller prior to the Delivery Date or (ii) the Seller's business or operation prior to the Delivery Date;

                           (d)      Any tax liabilities or obligations of the
Seller; and

                           (e)      Any claims against, or liabilities or
obligations of, the Seller with respect to obligations under Employee Plans not specifically assumed by the Buyer pursuant to this Agreement.

                  7.3      By the Buyer. The Buyer agrees to indemnify and hold
                           ------------
harmless the Seller from any and all Losses reasonably incurred by the Seller in connection with any claim against, or liabilities or obligations of, the Seller under the Assumed Liabilities, so long as the Seller has not breached any representation, warranty or covenant contained herein with respect to such Assumed Liabilities.

                  7.4      Claims for Indemnification. Whenever any claim shall
                           --------------------------
arise for indemnification hereunder the party seeking indemnification (the "Indemnified Party"), shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Subsection 7.4 of this Agreement.

                  7.5      Defense by Indemnifying Party. In connection with any
                           -----------------------------
claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner. For purposes of this Section 7.5, if the claim is one for which the Buyer may seek to receive indemnification payments out of the Escrow, Mr. Eric Campbell shall be notified of such claim simultaneously with notification to the Seller and shall be entitled to the same rights as the Seller has pursuant to this Section 7.5

                  7.6      Payment of Indemnification Obligation. The Seller and
                           -------------------------------------
the Buyer hereby agree that any amount for which the Buyer is entitled to indemnification under this Section 7 or Section 11of this Agreement shall first be paid to the Buyer out of the Escrow.

                  7.7      Survival of Representations; Claims for
                           ---------------------------------------
Indemnification. All representations and warranties made by the parties herein
---------------
or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All such representations and warranties shall expire on the third anniversary of the Closing Date, except for claims, if any, asserted in writing prior to such third anniversary, which shall survive until finally resolved and satisfied in full. All claims and actions for indemnity pursuant to this Section 7 for breach of any representation or warranty shall be asserted or maintained in writing by a party hereto on or prior to the expiration of such three-year period.

                  7.8      Sole Remedy. The indemnification rights provided in
                           -----------
this Section

7 shall be the sole and exclusive remedy of the parties hereto and their successors and assigns with respect to any and all claims for Losses incurred arising out of any breach of a representation or warranty under this Agreement, except for any rights the Buyer may have (a) against an Original Shareholder for any fraudulent misrepresentation or a breach by such Original Shareholder of its agreements contained in Sections 8.1, 8.2 or 8.3 or (b) for any fraudulent misrepresentation or any material breach of any covenant contained in this Agreement by the Seller.

         8.       Post-Closing Agreements.
                  -----------------------

         The Seller, and where applicable the Original Shareholders, agree that from and after the Closing Date:

                  8.1      Proprietary Information.
                           -----------------------

                           (a)      The Seller and the Original Shareholders
shall hold in confidence, and Seller shall use its best efforts to have all of its officers, directors and employees hold in confidence, all knowledge and information of a secret or confidential nature with respect to the business of the Seller and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller.

                           (b)      The Seller and the Original Shareholders
agree that the remedy at law for any breach of this Subsection 8.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Subsection 8.1.

                  8.2      No Solicitation or Hiring of Former Employees. Except
                           ---------------------------------------------
as provided by law, for a period of two years after the Closing Date, the Seller and the Original Shareholders shall not solicit any person who was an employee of the Seller on the Closing Date to terminate his employment with the Buyer or to become an employee of the Seller or hire any person who was such an employee on the Closing Date.




                  8.3      Non-Competition Agreement.
                           -------------------------

                           (a)      For a period of two years after the Closing
Date, neither the Seller, the Original Shareholders, nor any Affiliate thereof shall (i) manufacture, market or sell any product which has the same or substantially the same form, function and primary application as any existing or proposed product manufactured by the Seller on or prior to the Closing Date or (ii) engage in any business competitive with the business of the Seller as conducted on the date hereof or on the Closing Date, in the United States or any other country in which the Seller conducted its business during the two years prior to the Closing Date.

                           (b)      The parties hereto agree that the duration
and geographic scope of the non-competition provision set forth in this Subsection 8.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Seller agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

                  8.4      Sharing of Data.
                           ---------------
                  The Seller and its shareholders and former shareholders shall have the right for a period of six years following the Closing Date to have reasonable, and, at the sole discretion of the Buyer, supervised, access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the sole purpose of complying with their obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records which are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the business of the Seller transferred to the Buyer hereunder or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

                  8.5      Use of Name. The Seller agrees not to use the name
                           -----------
"Integrated Cash Management Services, Inc.", "ICM Electronic Banking Services, Inc.", "ICM" or any derivation thereof after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the Seller on the date hereof.

                  8.6      Cooperation in Litigation. Each party hereto will
                           -------------------------
fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the business of the Seller prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

                  8.7      Dismissal of Seller Lawsuits. The Seller and the
                           ----------------------------
Original Shareholders shall use their best efforts to procure that the Seller Lawsuits shall be dismissed with prejudice as soon as practicable after the Closing, and, in any event not later than October 28, 1999.

                  8.8      Limitation on Liability of Ben and Heda Massuda.
                           -----------------------------------------------
Notwithstanding anything to the contrary contained in Section 7.9, 8.1, 8.2, 8.3, and 8.7 hereof, Ben Massuda and Heda Massuda shall be responsible and liable under the foregoing provisions only for their personal actions and shall have no liability under any of the foregoing provisions for a violation caused by, or resulting from, the actions of the Seller or the Original Shareholders other than Ben Massuda or Heda Massuda.

         9.       Termination of Agreement
                  ------------------------

                  9.1      Termination by Lapse of Time. This Agreement shall
                           ----------------------------
terminate at 5:00 p.m., New York time, on October 29, 1999, if each of the Seller Lawsuits has not been dismissed with prejudice and the Closing Documents have not been delivered to the Buyer, unless the Buyer in its sole discretion agrees in writing to extend such date. In the event that this Agreement is terminated by the Buyer, the Buyer shall have no further obligation or liability to the Seller, the Original Shareholders or any of their Affiliates, employees or shareholders under this Agreement, and the Seller and the

Original Shareholders shall have no further obligation or liability to the Buyer under this Agreement.

         10.      Transfer and Sales Tax
                  ----------------------

                  Notwithstanding any provisions of law imposing the burden of such taxes on the Seller or the Buyer, as the case may be, the Buyer shall be responsible for and shall pay (a) all sales, use and transfer taxes, and (b) all governmental charges, if any, upon the sale or transfer of any of the Assets hereunder. If the Buyer shall fail to pay such amounts on a timely basis, the Seller may pay such amounts to the appropriate governmental authority or authorities, and the Buyer shall promptly reimburse the Seller for any amounts so paid by the Seller.

         11.      Brokers
                  -------

                  11.1     For the Seller. The Seller represents and warrants
                           --------------
that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Seller agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Seller.

                  11.2     For the Buyer. The Buyer agrees to pay all fees,
                           -------------
expenses and compensation owed to any person, firm or corporation who has acted in the capacity of broker or finder on its behalf in connection with the transactions contemplated by this Agreement. The Buyer agrees to indemnify and hold harmless the Seller against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

         12.      Notices
                  -------

                  Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by facsimile, telex, next day courier, registered or certified mail, first-class postage prepaid, addressed as follows or to such other address of which the parties may have given notice:





         To the Seller:
         -------------

                  Integrated Cash Management Services, Inc.
                  60 Cutter Mill Road, Suite 601
                  Great Neck, NY 11021
                  Attn: Eric Campbell

         With a copy to:

                  Cahill Gordon & Reindel
                  Eighty Pine Street
                  New York, NY 10005
                  Attn: Robert A. Alessi, Esq.
                        Helene Banks, Esq.

         To Eric Campbell:
         ----------------

                  c/o Bottomline Technologies (de), Inc.
                  60 Cutter Mill Road, Suite 601
                  Great Neck, NY 11021

         With a copy to:

                  Rucci Burnham Carter & Edelberg LLP
                  800 Post Road
                  Darien, CT 06820
                  Attn: Robert F. Maslan, Jr., Esq.

         To Ben or Heda Massuda:
         ----------------------

                  Meister Seelig & Fein LLP
                  708 Third Avenue (24th Floor)
                  New York, NY 10017
                  Attn: Benjamin D. Fein, Esq.

         To the Buyer:
         ------------

                  Bottomline Technologies (de), Inc.
                  155 Fleet Street
                  Portsmouth, NH 03801
                  Attn: President

         With a copy to:

                  Hale and Dorr LLP
                  60 State Street
                  Boston, MA 02109
                  Attn: John A. Burgess, Esq.


Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally or by telecommunication; (b) three business days after being sent, if sent by registered or certified mail; or (c) one business day after being sent to a courier for next day delivery.

         13.      No Third Party Beneficiaries
                  ----------------------------

                  This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

         14.      Successors and Assigns
                  ----------------------

                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer and the Seller may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or affiliate. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer from any obligation or liability under this Agreement.

         15.      Entire Agreement; Amendments; Attachments
                  -----------------------------------------

                  (a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Seller, by the consent of their respective Boards of Directors, or officers authorized by such Boards, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

                  (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provision of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

         16.      Expenses
                  --------

                  Except as otherwise expressly provided herein, the Buyer and the Seller shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

         17.      Legal Fees
                  ----------

                  The Buyer and Seller each indemnifies and holds harmless the other party as provided for in Section 7.1

         18.      Governing Law
                  -------------

                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to New York state conflicts of laws rules.

         19.      Section Headings
                  ----------------

                  The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

         20.      Severability
                  ------------

                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         21.      Counterparts
                  ------------

                  This Agreement and the schedules and exhibits hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. Facsimile signatures shall have the same effect as original signatures in binding the parties hereto.





         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                                    INTEGRATED CASH MANAGEMENT
                                    SERVICES, INC.:


                                    By:     /s/ Eric Cambell
                                        ----------------------------------
                                            Eric Campbell

                                    Title: President


                                    BOTTOMLINE TECHNOLOGIES (de), INC.:


                                    By:     /s/ Robert A. Eberle
                                        -----------------------------
                                            Robert A. Eberle

                                    Title:  Executive Vice President, Chief
                                            Financial Officer and Treasurer


                                    ORIGINAL SHAREHOLDERS:

                                    /s/ Eric Cambell
                                    ---------------------------------
                                    Eric Campbell

                                           Executed solely for the purpose of
                                           covenanting that the Seller Lawsuits
                                           have been released, with prejudice,
                                           and so as to be bound by the
                                           provisions of Sections 8.1, 8.2, 8.3
                                           and 8.7, subject to the provisions of
                                           Section 8.8, hereof:


                                    /s/ Ben Masuda
                                    ---------------------------------
                                        Ben Masuda


                                    /s/ Heda Masuda
                                    ---------------------------------
                                        Heda Masuda